DEAN HELLER
Secretary of Stale
206 North Carson Street
Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Entitv # C13110-2003 Document Number 20050604886-29 Date Filed:
Certificate Of Amendment (PURSUANT TO NRS 78.385 and 78.390) Important: Read attached instructions before complying form.	12/9/2005 9:07:33 AM In the office of Dean Heller, Secretary of State

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)

1. Name of corporation:

Poster Financial Group, Inc.

2. The articles have been amended as follows (provide article numbers, if available): Article I of the Articles of Incorporation shall be amended as follows: “The name of the corporation shall be Golden Nugget, Inc.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 100%

4. Effective date of filing (optional):

5. Officer Signature (required): /Steven L. Scheinthal/

’ If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition lo the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of simulations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule